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                                  EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated October 17, 1997 accompanying the consolidated financial statements of Brittain Machine, Inc. as of June 30, 1997 and for the year then ended and our report dated July 9, 1998 accompanying the consolidated financial statements of Brittain Machine, Inc. as of April 21, 1998 and for the period July 1, 1997 through April 21, 1998 contained in the Amendment No. 3 to the Compass Aerospace Corporation Registration Statement (Form S-4 No. 333-75643-01) and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP

Wichita, Kansas
October 25, 1999